UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Tesla, Inc.

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On October 31, 2025, Elon Musk participated in interviews with the “All-In” podcast and the “Joe Rogan Experience” podcast. Copies of the transcripts of the interviews are attached hereto as Exhibit 1 and Exhibit 2, respectively. Between October 31, 2025 and November 3, 2025, Tesla, Inc. (“Tesla”), Elon Musk and Kimbal Musk posted on X, copies of which are attached hereto as Exhibit 3.

Additional Information and Where to Find It

Tesla has filed with the U.S. Securities and Exchange Commission (the ”SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders are able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in the Definitive Proxy Statement commencing on pages 130 and 152, respectively, and is available here. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Definitive Proxy Statement commencing on page 160 and is available here.

Exhibit 1

[…]

Chamath Palihapitiya: Can I ask you a question just to maybe move to a different topic? If you came and did this next week, we will be past the Tesla Board vote. We talked about it last week. And we talked about how crazy ISS and Glass-Lewis is.

Elon Musk: Right.

Chamath Palihapitiya: We use this one insane example where like Ira Ehrenpreis didn’t get the recommendation from ISS and Glass-Lewis because he didn’t meet the gender requirements, but then Kathleen also didn’t.

Elon Musk: It doesn’t make any sense.

Chamath Palihapitiya: So, the Board vote is on the 6th.

Elon Musk: It was an African-American woman. They recommended against her, but then also recommended it against Ira Ehrenpreis on the grounds he was insufficiently diverse. So, I’m like, these things don’t make any sense.

Chamath Palihapitiya: Yeah.

Elon Musk: So, I do think we’ve got a fundamental issue with corporate governance in publicly traded companies where you’ve got about half of the stock market is controlled by passive index funds and most of them outsource their decision to advisory firms and particularly Glass Lewis and ISS. I call them corporate ISIS. So, all they do is basically they’re just terrorists. And they had, they own no stock in any of these companies.

David Friedberg: Right.

Elon Musk: So I think that this, there’s a fundamental breakdown of fiduciary responsibility here, where really, you know, any company that’s managing, even though they’re passively managing you know index funds or whatever that they do at the end of the day have a fiduciary duty to vote you know along the lines of what would maximize the shareholder returns because people are counting on them, like people you know have say you know, have all their savings and say a 401k or something like that. And they’re counting on the index funds to vote, do company votes in the direction that would ensure that their retirement savings do as well as possible. But the problem is if that is then outsourced to ISS and Glass Lewis, which have been infiltrated by far left activists, because you know you know where far left, you know where basically political activists go? They go where the where the power is. So effectively Glass Lewis and ISS controlled the vote of half the stock market. Now if you’re a political activist, you know what a great place would be to go work, ISS and Glass Lewis, and they do. So, my concern for the future because the Tesla thing is called sort of compensation, but really it’s not about compensation. It’s not like I’m going to go out and buy a yacht with it or something. It’s just that if I’m going to build up Optimus and have all these robots out there, I need to make sure we do not have a terminator scenario and that I can maximize the safety of the robots. But I feel like I need to have something like a 25% vote, which is enough of a vote to have a strong influence, but not so much of a vote that I can’t be fired if I go insane. So it’s kind of – but my concern would be, you know, creating this army of robots and then being fired for political reasons because of ISS and Glass-Lewis, you know, declined to, ISIS and Glass-Lewis fire me effectively, or the activists at those firms fire me. Even though I’ve done everything right.

Chamath Palihapitiya: Yeah.

Elon Musk: That’s my concern. And then I cannot ensure the safety of the robots.

Jason Calacanis: If you don’t get that vote, if it doesn’t go your way, it looks like it’s going to, would you leave? I mean, is that even in the cards? I heard the Board was very concerned about that.

Elon Musk: Let’s just say I’m not going to build a robot army if I can be easily kicked out by activist investors. No way.

Jason Calacanis: Yeah, makes sense. And who is capable of running the four or five major product lines at Tesla? I mean, this is the madness of it. It’s a very complex business. People don’t understand what’s under the hood there. It’s not just a car company. You got batteries. You got trucks, you got the self-driving group, and this is a very complex business that you’ve built over decades now. It’s not a very simple thing to run. I don’t think there’s an Elon equivalent out there who can just jump into the cockpit.

Chamath Palihapitiya: By the way, if we take a full turn around corporate governance corner, also this week, What was interesting about the OpenAI restructuring was I read the letter and your lawsuit was excluded from the allowances of the California Attorney General basically saying this thing can go through, which means that your lawsuit is still out there, right? And I think it’s going to go to a jury trial.

[…]

Exhibit 2

[…]

Elon Musk: Like I said, so there is a benign scenario here which I think probably people will be happy with as long as we achieve it, which is Sustainable Abundance. Which is if everyone can have if you ask people like what’s the future that you want and I think a future where we haven’t destroyed nature like you can still we have the national parks we have the Amazon rainforest still there we haven’t paved we haven’t paved the rainforest like the natural beauty is still there but nonetheless everyone has abundance, everyone has excellent medical care, everyone has whatever goods and services they want. It kind of sounds like heaven.

[…]

Elon Musk: Well, I mean, I often ask people, “What is the future that you want?” And they have to think about it for a second because, you know, they’re usually tied up in whatever their daily struggles are but you say, “What is the future that you want?” And generally Sustainable Abundance, what do these folks say, “What about a future where there’s sustainable abundance?” Like, “Oh, yeah, that’s a pretty good future.” You know and that that future is attainable with AI and robotics but you know it’s like I said there’s not every path is a good path. But I think if we if we push it in the direction of maximally truth-seeking and curious then I think AI will want to take care of humanity and foster humanity because we’re interesting.

[…]

Exhibit 3